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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                              ---------------------

                        Date of Report (Date of earliest
                          event reported) June 7, 1999

                                 ---------------

                         ABR Information Services, Inc.
             (Exact name of registrant as specified in its charter)

    Florida                          0-24132                  59-3228107
(State or other                 (Commission File           (I.R.S. Employer
jurisdiction of                      Number)                Identification
 organization)                                                  Number)

             34125 U.S. Highway 19 North, Palm Harbor, FL 34684-2141
                                  (727)785-2819

  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)



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ITEM 1.  CHANGE IN CONTROL OF REGISTRANT.

         On June 7, 1999, Spring Acquisition Corp. (the "Purchaser"), a Florida corporation and a wholly owned subsidiary of Ceridian Corporation ("Parent"), a Delaware corporation, completed its tender offer (the "Offer") for all of the outstanding shares of voting common stock, par value $.01 per share ("Common Stock"), of ABR Information Services., Inc., a Florida corporation (the "Company"), by accepting for payment all of the approximately 28,271,055 shares (the "Shares") of Common Stock which were validly tendered and not withdrawn. Upon completion of the Offer, which was made pursuant to the Agreement and Plan of Merger, dated as of April 30, 1999 and as amended on June 2, 1999, among the Company, Parent and the Purchaser (as so amended, the "Merger Agreement"), Parent acquired beneficial ownership of the Shares which represent approximately 98.3% of the outstanding Common Stock. The Merger Agreement provides that after the purchase of the Shares pursuant to the Offer, the Purchaser will be merged with and into the Company (the "Merger") on the business day on which certain conditions in the Merger Agreement are satisfied or waived. Parent's press release of June 7, 1999 announcing the completion of the Offer is filed as an exhibit hereto and is incorporated herein by this reference.

         Based on the number of shares validly tendered and not withdrawn pursuant to the Offer as set forth in the Parent press release of June 7, 1999 and a price per share of Common Stock of $25.50, the Purchaser has paid approximately $721 million, in cash, for the Shares accepted pursuant to the Offer. The Purchaser obtained these funds from Parent. Parent obtained $450 million of these funds from a short term loan from Bank of America National Trust and Savings Association ("Bank of America") pursuant to a Credit Agreement between Bank of America and Parent dated June 7, 1999. Parent obtained the remainder of these funds from a $250 million line of credit, from which $210 million has been drawn down and existing cash balances. The $450 million short term loan was repaid in full by Parent on June 10, 1999 using a combination of
(a) the net proceeds from the sale by Parent of $450 million in senior notes to a group of institutional investors and (b) existing cash balances.

         The Merger Agreement provides that, if requested by Parent, the Company will, to the extent permissible, promptly following the purchase by Purchaser of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, take all actions necessary (including calling a special meeting of the Company's Board of Directors (the "Company Board") or the stockholders of the Company for this purpose) to cause natural persons designated by Parent to become directors of the Company (including mailing to the Company's stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder) so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of the total number of directors on the Company Board multiplied by the percentage that such number of Shares so accepted for payment plus any Shares beneficially owned by Parent or Purchaser bears to the total number of



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Shares outstanding at the time of such acceptance for payment. At such time, the
Company shall also cause persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of
(i) each committee of the Company Board; (ii) each board of directors (or similar body) of each subsidiary of the Company; and (iii) each committee (or similar body) of each such board. To implement the foregoing, the Company has agreed to increase the size of the Company Board or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Company Board; provided, however, that at all times prior to the Effective Time there shall be at least three members of the Company Board who are neither officers of Parent nor designees, stockholders or affiliates of Parent ("Parent Insiders"). In the event that Parent's designees are elected to the Company Board after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time (as defined in the Merger Agreement), the affirmative vote of at least a majority of the directors of the Company who are not Parent Insiders will be required to (a) amend or terminate the Merger Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement,
(c) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement, or (d) take any other action by the Company Board under or in connection with the Merger Agreement which would adversely affect the ability of the Company's stockholders to receive the Merger Consideration.

         Pursuant to Parent's request and as provided in the Merger Agreement, on June 14, 1999, (i) James E. MacDougald and Suzanne MacDougald resigned as directors of the Company, and (ii) the three continuing directors elected the following Parent designees as directors of the Company: Lawrence Perlman (Chairman and Chief Executive Officer of Parent), Ronald L. Turner (President and Chief Operating Officer of Parent), John R. Eickhoff (Executive Vice President and Chief Financial Officer of Parent), and Gary M. Nelson (Vice President, General Counsel and Secretary of Parent).

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a)-(b)  Not Applicable.

(c)      Exhibits.

        Exhibit Number            Description
        --------------            -----------

              1                   Ceridian Press Release, dated June 7, 1999



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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


June 14, 1999

                                            /s/ James P. O'Drobinak
                                            ------------------------------------
                                            James P. O'Drobinak
                                            Senior Vice President and
                                            Chief Financial Officer



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                                  EXHIBIT INDEX



          Exhibit Number            Description
          --------------            -----------

                1                   Ceridian Press Release, dated June 7, 1999



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